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[LOGO OF TERRA INDUSTRIES INC.]
                                                           Exhibit 1
                                                           Terra Industries Inc.
                                                               600 Fourth Street
                                                                   P.O. Box 6000
                                                       Sioux City, IA 51102-6000
                                                       Telephone: (712) 277-1340
                                                        Telefax:  (712) 233-3648
                                                         www.terraindustries.com

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                                     NEWS
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For Immediate Release                                  Contact:  Paula C. Norton
                                                                  (712) 277-5438

        TERRA RESOLVES INSURANCE CLAIMS RELATED TO PORT NEAL EXPLOSION

Sioux City, Iowa (December 23, 1997)--Terra Industries Inc. (NYSE symbol: TRA) announced today that it has reached a settlement with Industrial Risk Insurers
(IRI) on its insurance claims for property damages and business interruption losses arising from the 1994 explosion at Terra's Port Neal, Iowa fertilizer plant. IRI is one of the six insurance carrier defendants Terra sued in April of this year in Sioux City federal district court to recover on its claims.

Under the settlement, IRI agreed to pay Terra its proportionate share (50 percent of the overall insurance coverage) of a total claim fixed at $321 million. Previously, Terra settled with all of the other five insurance carrier defendants, who collectively paid the other 50 percent share of a $321 million settlement.

As a result of the settlements, the lawsuit filed in April will be dismissed.

Terra Industries Inc. is a leading marketer and producer of nitrogen fertilizer, crop production products, seed and services for agricultural, turf, ornamental and other growers. Terra also produces nitrogen products and methanol for industrial customers.

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Note:  Terra's new releases are available by fax at no charge by calling 800-
758-5804, code 437906.